Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-275743 and 333-286469) and Form F-3 (File No. 333-279306) of our reports dated May 15, 2025, relating to the consolidated financial statements of Xiao-I Corporation, included in this Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ AssentSure PAC

Singapore

May 15, 2026